Exhibit 99

Company Contacts: Dr. Steven Tsengas, CEO

or

John G. Murchie, VP/Treasurer

(440) 354-6500

For Immediate Release

OurPet's Releases Second Quarter Results

    Sales Increase 44%
    Gross Profit Increases 86%
    Net Income Increases By $169,697
    New Web Site Introduced

Fairport Harbor, OH -- August 1, 2005: OurPet's Company (OPCO OTCBB) today reported financial results for its second quarter and six months ended June 30, 2005. Net sales for the second quarter were $1,784,001, an increase of 44% compared to $1,235,442 for the prior year second quarter. Gross profit for the quarter was $499,964, an increase of 86% compared to $269,479 for the prior year quarter. Gross profit as a percent of net sales increased to 28% as compared to 22% in the prior year. The income from operations was $97,195 compared to a loss from operations for the prior year of $80,868 for an improvement of $178,063. Net income for the quarter was $74,875 compared to a net loss for the prior year of $94,822 for an improvement of $169,697.

For the six months of 2005 net sales were $3,358,960, an increase of 31% compared to $2,560.023 for the prior year six months. Gross profit for the six months was $929,087, an increase of 45% compared to $638,771 for the prior year six months. Gross profit as a percent of net sales increased to 28% as compared to 25% in the prior year. The income from operations was $165,925 compared to a loss from operations for the prior year of $60,020 for an improvement of $225,945. Net income for the six months was $127,431 compared to a net loss for the prior year of $87,091 for an improvement of $214,522.

The following table summarizes financial highlights:

	Second Quarter		Six Months
	2005	2004	2005	2004
Net Sales	$1,784,001	$1,235,442	$3,358,960	$2,560,023
Gross Profit	499,964	269,479	929,087	638,771
Income (Loss) From Operations	97,195	(80,868)	165,925	(60,020)
Net Income (Loss)	74,875	(94,822)	127,431	(87,091)
Earnings (Loss) Per Share*	0.01	(0.01)	0.01	(0.01)

* Basic and diluted net income per common share after dividend requirements for preferred stock.

Dr. Steven Tsengas, President and CEO of OurPet's stated "We were able to increase our sales in the second quarter and six months through new product introductions, new customer additions in our traditional market segments as well as alternative markets and through creative marketing and promotional programs. Our customers have enthusiastically accepted and ordered our new products including the Groovy Dog Toys, Store-N-Feed To Go, Play-N-Squeak product extensions and Catnip Sticks and Flippers. Our net income increased from last year due to the sales increase and controlling our expenses."

Effective August 1st, OurPet's has completely revised its web site at www.ourpets.com to give improved information to customer and investors about its products, business and financial results. "We are very excited and proud of our new Website and encourage everyone to visit it," said Dr. Steven Tsengas. Action has also been initiated to identify an Investor Relations firm to improve communications with the investment community.

OurPet's designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. The APPMA * estimates that the pet industry will expand to $35.9 billion in 2005 vs. 17 billion in 1994, making it the seventh largest industry in the USA and 60 percent larger than the toy industry.

* APPMA, 2005/2006 National Pet Owners Survey
OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(unaudited)

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2005 2004		2005 2004

Net revenue	$3,358,960	$2,560,023	$1,784,001	$1,235,442
Less: Costs and expenses
Cost of goods sold	2,429,873	1,921,252	1,284,037	965,963
Selling, general and administrative expenses	763,162	698,791	402,769	350,347
Other income and expense	6,199	2,297	5,179	2,298
Interest expense	32,295	24,774	17,141	11,656
Net income (loss)	$127,431	$(87,091)	$ 74,875	$(94,822)

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For
Preferred Stock	$0.01	$(0.01)	$0.01	$(0.01)

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(unaudited)	(audited)

ASSETS
Cash and equivalents	$37,033	$28,989
Receivables, net	864,391	701,033
Inventories	1,774,950	1,425,652
Prepaid expenses	108,405	112,752
Total current assets	2,784,779	2,268,426
Property and equipment, net	711,888	744,348
Other	217,592	222,722

Total assets	$3,714,259	$3,235,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current maturities
of long-term debt	$988,252	$711,920
Accounts payable	758,328	631,534
Accrued expenses	136,575	93,903
Total current liabilities	1,883,155	1,437,357
Long-term debt	40,158	134,624
Stockholders' Equity	1,790,946	1,663,515

Total liabilities and stockholders' equity	$3,714,259	$3,235,496

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects," "anticipates," "believes," "expects," "intends," "will," "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company's expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company's ability to manage its operating expenses and realize operating efficiencies, (2) the company's ability to maintain and grow its sales with existing and new customers, (3) the company's ability to retain existing members of its senior management team and to attract additional management employees, (4) the company's ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company's products, (6) competition from existing or new participants in the pet products industry, (7) the company's ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company's patents or trademarks on existing or new products, or (9) the company's ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company's periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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